Exhibit 99.1

Quorum Health Corporation Reaches Agreement with Majority of Lenders and Noteholders on

Prepackaged Recapitalization Plan

Company Hospital Facilities Are Unaffected, Open and Continue to Provide Patient Care

Financial Recapitalization Plan will Significantly Reduce Size and Cost of Debt to Better Position Quorum

and its Hospitals for Long-term Growth

BRENTWOOD, Tenn. – April 7, 2020 — Quorum Health Corporation (NYSE: QHC) (the “Company”) today announced that it has entered into a Restructuring Support Agreement (the “RSA”) with a majority of its term loan lenders and noteholders on a “pre-packaged” plan to recapitalize the business and significantly reduce the size and cost of the Company’s debt. Under the terms of this pre-packaged plan, Quorum Health will reduce its debt by approximately $500 million.

To implement the plan, Quorum Health filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (the “Court”).

The operations of Quorum Health and its hospitals are unaffected and all facilities are open and available to provide patient care. The Company’s subsidiary, Quorum Health Resources, is also continuing to provide the same high quality services to its hospital, health system and healthcare provider clients. Quorum Health-affiliated hospitals are focused on ensuring employees, physicians and providers can continue to provide quality care to the patients and communities they serve. The intent of the plan is to ensure that patients and families experience the same care that exists today. Employees will be paid their wages and benefits in the ordinary course for the work they perform. In addition, the parties to the RSA have agreed and have requested Court authority to pay suppliers in full for goods and services provided before and after filing.

“We believe the financial restructuring plan announced today will strengthen our business and enable our community hospitals to continue the important work they are doing in addressing the COVID-19 crisis, as well as serve their patients and communities,” said Bob Fish, Quorum Health Corporation President and Chief Executive Officer.

“Quorum Health has been transparent about the need to restructure our debt over the past year. We believe the RSA will significantly reduce our debt and annual interest expense and better position our company, our affiliated hospitals, and our hospital management and consulting company, for future growth. The RSA will also build on the significant progress we have made to strengthen our operations. We are grateful for the support of our financial stakeholders, which we believe represents a statement of confidence in our business and enables us to move through this process on an expedited basis,” Fish continued.

In connection with the RSA and the expected Chapter 11 filing, Quorum Health has received a commitment for debtor-in-possession (“DIP”) financing consisting of $100 million from certain of its existing noteholders. Upon Court approval, the new financing and cash generated from the Company’s ongoing operations will be used to support the business during the court-supervised process. The Company has also received a $200 million equity commitment from certain noteholders that will be funded upon completion of the case and used to pay various costs and reduce debt.

Additional information can be accessed by visiting Quorum Health’s website at QuorumForward.com or calling Quorum Health’s Restructuring Hotline, toll-free in the U.S. at (866) 977-0859, or

(503) 597-7702 for calls originating outside of the U.S. Court filings and other documents related to the court-supervised proceedings are available at a website administered by the Company’s claims agent, Epiq Corporate Restructuring, LLC, at https://dm.epiq11.com/Quorum.

McDermott Will & Emery LLP and Wachtell, Lipton, Rosen & Katz are serving as the Company’s legal counsel, MTS Health Partners, L.P. is serving as its financial advisor and Alvarez & Marsal North America, LLC. is serving as restructuring advisor.

About Quorum Health Corporation

Quorum Health Corporation is an operator of general acute care hospitals and outpatient services in the United States. Through its subsidiaries, the Company owns, leases or operates a diversified portfolio of 23 affiliated hospitals in rural and mid-sized markets located across 13 states with an aggregate of 1,950 licensed beds. The Company also operates Quorum Health Resources, LLC, a leading hospital management advisory and consulting services business. More information about Quorum Health Corporation can be found at www.quorumhealth.com.

Forward-Looking Statements

This release contains forward-looking statements that address activities, events or developments that the Company expects, believes, targets or anticipates will or may occur in the future are forward-looking statements. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and other factors, which could include the following: risks and uncertainties relating to the Chapter 11 Cases, including but not limited to, the Company’s ability to obtain Court approval with respect to motions in the Chapter 11 Cases; the effects of the Chapter 11 Cases on the Company and on the interests of various constituents; the length of time the Company will operate under the Chapter 11 Cases; the potential adverse effects of the Chapter 11 Cases on the Company’s liquidity or results of operations and increased legal and other professional costs necessary to execute the Company’s financial restructuring; the conditions to which the Company’s debtor-in-possession financing is subject and the risk that these conditions may not be satisfied for various reasons, including for reasons outside of the Company’s control; and the Company’s trading price and the volatility of the Company’s common stock and the effects of the Chapter 11 Cases on the Company’s continued listing on the New York Stock Exchange; and the effects and the length of the 2019 novel coronavirus (COVID-19) pandemic as well as other risk factors set forth in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company therefore cautions readers against relying on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on the Company’s behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

The terms “QHC,” “Quorum Health,” “the Company,” “we,” “us” or “our” refer to Quorum Health Corporation or one or more of its subsidiaries or affiliates as applicable.

Contacts:

Michael Freitag or Nick Lamplough,

Joele Frank, Wilkinson Brimmer Katcher,

quorumhealthmedia@joelefrank.com

(212) 355-4449